Exhibit 99.1

SailPoint Appoints William Bock as Chairman of the Board of Directors

AUSTIN, September 26, 2018 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL), the leader in enterprise identity governance, today announced the appointment of William Bock, current SailPoint Board member, to Chairman of the Board of Directors. In addition, Thoma Bravo will transition from three seats on the Board to one, consistent with its current ownership and rights under SailPoint’s charter. As a result, Marcel Bernard has resigned his board seat, effective September 21, 2018, and Seth Boro, a Managing Partner at Thoma Bravo, will serve out his term through SailPoint’s 2018 Annual Meeting on November 6, 2018. Chip Virnig, a Partner at Thoma Bravo and current SailPoint Board member, will be nominated for re-election at the Annual Meeting.

“We are incredibly proud that SailPoint represented Thoma Bravo’s first software IPO. As part of the continued transition from being privately-owned by Thoma Bravo to a publicly traded company, and one in which we are now a minority shareholder, we are reducing our board presence to one member. We believe SailPoint is well positioned in the enterprise identity governance market, and look forward to our continued involvement with the company as it continues to execute its growth strategy,” said Chip Virnig.

Mark McClain, SailPoint’s CEO and Co-founder, said, “We would like to thank Marcel, Seth and the entire Thoma Bravo team for all of the support they’ve provided since investing in SailPoint in 2014. We are pleased that Chip Virnig will continue as Thoma Bravo’s nominee to the Board and look forward to his and the entire Board’s continuing insights under the leadership of Bill Bock in his new position of Chairman.”

William Bock has served on SailPoint’s Board of Directors since 2011 and is both the Chairman of the Board’s Compensation Committee and Nominating and Corporate Governance Committee.  He currently serves on the board of directors of Silicon Laboratories Inc.  From 2013 until his retirement in 2016, Mr. Bock served as the President of Silicon Labs.  He also served Silicon Labs in various senior executive positions, including Chief Financial Officer and Senior Vice President of Finance and Administration from 2006 to 2013. Prior to joining Silicon Labs, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures, and previously held senior executive positions with various venture-backed companies.

SailPoint also announced today that Jim Pflaging has been appointed to the Nominating and Corporate Governance Committee, and Chip Virnig has been appointed to the Compensation Committee, with Seth Boro coming off the committee.

About SailPoint

SailPoint, the leader in enterprise identity governance, brings the Power of Identity to customers around the world. SailPoint’s open identity platform gives organizations the power to enter new markets, scale their workforces, embrace new technologies, innovate faster and compete on a global basis. As both an industry pioneer and market leader in identity governance, SailPoint delivers security, operational efficiency and compliance to enterprises with complex IT environments. SailPoint’s customers are among the world’s largest companies in a wide range of industries, including: 7 of the top 15 banks, 4 of the top 6 healthcare insurance and managed care providers, 9 of the top 15 property and casualty insurance providers, 5 of the top 15 pharmaceutical companies, and 11 of the largest 15 federal agencies.

More information on SailPoint is available at: www.sailpoint.com.

Investor Relations:

Staci Mortenson

ICR for SailPoint

investor@sailpoint.com

512-664-8916

Media Relations:

Jessica Sutera

Jessica.Sutera@sailpoint.com

978-278-5411